LORD ABBETT SECURITIES TRUST

AMENDMENT TO

DECLARATION AND AGREEMENT OF TRUST

The undersigned, being at least a majority of the Trustees of Lord Abbett Securities Trust, a Delaware business trust (the “Trust”), organized pursuant to a Declaration and Agreement of Trust dated February 26, 1993 (the “Declaration”), do hereby (i) establish, pursuant to Section 5.3 of the Declaration, a new series of shares of the Trust to be designated the “Lord Abbett Growth Leaders Fund” and (ii) establish, pursuant to Section 5.3 of the Declaration, the following classes of the Lord Abbett Growth Leaders Fund: Class A, Class C, Class F, Class I, Class R2 and Class R3. Any variations as to purchase price, determination of net asset value, the price, terms and manner of redemption and special and relative rights as to dividends on liquidation, and conditions under which such series or class shall have separate voting rights, shall be as set forth in the Declaration or as elsewhere determined by the Board of Trustees of the Trust.

This instrument shall constitute an amendment to the Declaration.

IN WITNESS WHEREOF, the undersigned have executed this instrument this 10th day of March, 2011.

/s/ E. Thayer Bigelow	/s/ Julie A. Hill
E. Thayer Bigelow	Julie A. Hill

/s/ Robert B. Calhoun	/s/ Franklin W. Hobbs
Robert B. Calhoun	Franklin W. Hobbs

/s/ Robert S. Dow	/s/ Thomas J. Neff
Robert S. Dow	Thomas J. Neff

/s/ Daria L. Foster	/s/ James L.L. Tullis
Daria L. Foster	James L.L. Tullis

/s/ Evelyn E. Guernsey
Evelyn E. Guernsey